Exhibit 99.1

Zedge Announces First Fiscal Quarter Revenue Growth of 85% and Record Overall Quarterly Financial Results

EPS of $0.08 and cash flow from operations of $1.5 million

New York, NY – Dec 10, 2020: Zedge, Inc. (NYSE AMERICAN: ZDGE), a leading global developer of mobile phone personalization and entertainment apps, today announced results for its fiscal first quarter ended October 31, 2020.

“The investments we made in fiscal 2020 continued bearing fruit in the first quarter, resulting in record quarterly results across several key financial metrics, including our fifth consecutive quarter of positive cash flow from operations,” said Jonathan Reich, chief executive officer. “Monthly active users, or MAU, returned to year-over-year growth, and our subscription offerings continued to gain traction with revenue growth of 214%. Together, these drove our average revenue per monthly active user, or ARPMAU, higher by 73% compared to last year.”

Fiscal First Quarter Highlights

●	Revenue increased 85.0% to a record $3.8 million versus $2.0 million last year;
●	Paid subscribers and subscription revenue increased 205% and 214%, respectively, versus last year;
●	Record operating income and operating margin of $1.1 million and 29.1%, respectively, versus an operating loss of ($0.7) million and (36.6)%, respectively, last year;
●	Record net income and diluted earnings per share of $1.0 million and $0.08, respectively, versus a net loss of ($0.8) million and a loss per share of ($0.08), respectively, last year;
●	Cash flow from operations was positive for the 5th consecutive quarter and increased 322% to a record $1.5 million versus $0.4 million last year;
●	EBITDA[1] was $1.4 million versus ($0.3) million last year;
●	Monthly active users (MAU) increased by 9.1% versus last year;
●	Zedge Premium Gross Transaction Value (GTV) increased 8.3% versus last year.

[1]	Throughout this release, EBITDA is a Non-GAAP financial measure intended to provide useful information that supplements Zedge’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Zedge’s formulation of EBITDA and reconciliations to the most directly comparable GAAP measure.

Select Financial Metrics: 1st Quarter Fiscal 2021 versus Fiscal 2020
(in $M except for EPS)	Q121	Q120	Change
Total Revenue	$3.8	$2.0	85.0%
Advertising Revenue	$3.0	$1.7	79.1%
Subscription Revenue	$0.7	$0.2	214.0%
Other Revenue	$0.1	$0.2	-20.8%
Operating Income (Loss)	$1.1	$(0.7)	nm
Operating Margin	29.1%	-36.6%	nm
Net Income (Loss)	$1.0	$(0.8)	nm
Diluted Earnings (Loss) Per Share	$0.08	$(0.08)	nm
EBITDA	$1.4	$(0.3)	nm
Cash Flow from Operations	$1.5	$0.4	322.4%
Zedge Premium - Gross Transaction Value (GTV)	$0.21	$0.19	8.3%
NM = not measurable/meaningful

Select Business Metrics: 1st Quarter Fiscal 2021 versus Fiscal 2020
(in MM except for ARPMAU and where noted)	Q121	Q120	Change
Total Installs - Cumulative	465.2	409.0	13.7%
MAU	32.4	29.7	9.1%
Well-developed Markets	9.2	10.0	-8.0%
Emerging Markets	23.2	19.7	17.8%
ARPMAU	$0.036	$0.021	73.3%
Paid Subscriptions (in 000s)	609	200	204.5%

Trended Financial Information:
(in $M except for EPS, ARPMAU, Paid Subscriptions)	Q120	Q220	Q320	Q420	Q121	FY 2019	FY 2020	YTD FY 2021
Total Revenue	$2.0	$2.6	$2.1	$2.7	$3.8	$8.8	$9.5	$3.8
Advertising Revenue	$1.7	$2.3	$1.5	$2.0	$2.986	$7.9	$7.4	$3.0
Subscription Revenue	$0.2	$0.3	$0.5	$0.6	$0.650	$0.2	$1.6	$0.7
Other Revenue	$0.2	$0.1	$0.1	$0.1	$0.1260	$0.7	$0.5	$0.1
Operating Income (Loss)	$(0.7)	$0.1	$(0.1)	$0.4	$1.1	$(2.9)	$(0.4)	$1.1
Net Income (Loss)	$(0.8)	$0.1	$(0.3)	$0.5	$1.0	$(3.3)	$(0.6)	$1.0
Diluted Earnings (Loss) Per Share	$(0.08)	$0.01	$(0.03)	$0.04	$0.08	$(0.33)	$(0.05)	$0.08
EBITDA	$(0.3)	$0.5	$0.0	$0.8	$1.4	$(1.7)	$1.0	$1.4
Cash Flow from Operations	$0.4	$0.6	$0.7	$0.5	$1.5	$0.1	$2.1	$1.5
Zedge Premium – GTV	$0.19	$0.20	$0.15	$0.19	$0.21	$0.49	$0.73	$0.21
MAU	29.7	34.3	28.8	31.9	32.4	nm	nm	nm
Well-developed Markets	10.0	11.3	9.0	9.6	9.2	nm	nm	nm
Emerging Markets	19.7	23.0	19.8	22.3	23.2	nm	nm	nm
ARPMAU	$0.021	$0.026	$0.022	$0.028	$0.036	nm	nm	nm
Paid Subscriptions (in 000s)	200	298	399	504	609	134	504	609
NM = not measurable/meaningful

Fiscal 2021 Commentary

Reich continued, “Our momentum has continued into the second quarter, and with the recent release of our new content management system, we are now in the position to develop new features, including social and community, that will allow us to provide more value to users and artists alike.”

“We believe there are multiple paths for revenue growth moving forward and growing our user base beyond the current 32 million monthly active users is a key focus. We remain confident with our fiscal 2021 targets, mainly growing revenue in excess of 20% and generating both positive cash flow from operations and EPS on a quarterly basis.”

Earnings Announcement and Supplemental Information

Zedge’s earnings release will be filed on Form 8-K and posted on the Zedge investor relations website (http://investor.zedge.net) at approximately 4:10 p.m. Eastern on December 10, 2020. Zedge’s management will host an earnings conference call beginning at 4:30 p.m. Eastern. Management’s presentation of the results, outlook and strategy will be followed by a Q&A with investors.

To participate in the call, please dial Toll Free: 844-602-0380 or International: 862-298-0970 at least five minutes before the 4:30PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through the following link: https://www.webcaster4.com/Webcast/Page/2205/38596 and will be live through Wednesday, March 10, 2021.

Following the call and continuing through Thursday, December 24, 2020 a call replay will be available by dialing Toll Free: 877-481-4010 or International: 919-882-2331 and entering the replay access code: 38596

About Zedge

Zedge is a leading app developer focusing on mobile phone personalization and entertainment. With approximately 465 million organic installs and 32 million monthly active users, “Zedge Wallpapers and Ringtones” is all about personal identity. We’re the hub for self-expression used by millions for mobile phone personalization, social content and fandom art. Our app enables consumers to showcase who they are, what they like, and amplify their persona. Zedge Premium, our marketplace, enables content creators, ranging the gamut from world class celebrities to emerging artists, to display their talent and sell their content to our users. “Shortz – Chat Stories by Zedge” offers serialized, short-form fiction stories delivered as text-messaging conversations and soon to be available as mini-podcasts. Our apps run on our flexible and proven state-of-the-art digital publishing platform. For more information, visit https://www.zedge.net.

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel

Managing Director

Hayden IR

ir@zedge.net

ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value data)

	October 31,	July 31,
	2020	2020
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$6,252	$5,111
Trade accounts receivable, net of allowance for doubtful accounts of $0 at October 31, 2020 and July 31, 2020	1,961	1,407
Prepaid expenses	261	123
Other current assets	76	113
Total current assets	8,550	6,754
Property and equipment, net	2,436	2,584
Goodwill	2,091	2,196
Other assets	390	471
Total assets	$13,467	$12,005
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$365	$290
Insurance premium loan payable	142	-
Accrued expenses and other current liabilities	1,198	1,210
Deferred revenues	1,559	1,338
Total current liabilities	3,264	2,838
Loans Payable	218	218
Other liabilities	3	64
Total liabilities	3,485	3,120
Commitments and contingencies (Notes 8 and 11)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at October 31, 2020 and July 31, 2020	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 11,827 shares issued and 11,769 shares outstanding at October 31, 2020, and 11,789 shares issued and 11,749 outstanding at July 31, 2020	118	118
Additional paid-in capital	25,962	25,725
Accumulated other comprehensive loss	(1,244)	(1,085)
Accumulated deficit	(14,757)	(15,802)
Treasury stock, 58 shares at October 31, 2020 and 40 shares at July 31, 2020, at cost	(102)	(76)
Total stockholders’ equity	9,982	8,885
Total liabilities and stockholders’ equity	$13,467	$12,005

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

(unaudited)

	Three Months Ended
	October 31,
	2020	2019
Revenues	$3,762	$2,033
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	304	328
Selling, general and administrative	2,006	1,945
Depreciation and amortization	359	505
Income (loss) from operations	1,093	(745)
Interest and other income (expense), net	1	-
Net loss resulting from foreign exchange transactions	(41)	(56)
Income (loss) before income taxes	1,053	(801)
Provision for income taxes	8	-
Net Income (loss)	1,045	(801)
Other comprehensive loss:
Changes in foreign currency translation adjustment	(159)	(143)
Total other comprehensive loss	(159)	(143)
Total comprehensive income (loss)	$886	$(944)
Income (loss) per share attributable to Zedge, Inc. common stockholders:
Basic	$0.09	$(0.08)
Diluted	$0.08	$(0.08)
Weighted-average number of shares used in calculation of loss per share:
Basic	12,191	10,196
Diluted	12,496	10,196

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(unaudited)

	Three Months Ended
	October 31,
	2020	2019

Operating activities
Net income (loss)	$1,045	$(801)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	359	505
Stock-based compensation	237	98
Change in assets and liabilities:
Trade accounts receivable	(554)	68
Prepaid expenses and other current assets	80	207
Other assets	19	(13)
Trade accounts payable and accrued expenses	80	192
Deferred revenue	221	96
Net cash provided by operating activities	1,487	352
Investing activities
Capitalized software and technology development costs and purchase of equipment	(215)	(213)
Net cash used in investing activities	(215)	(213)
Financing activities
Repayment of insurance premium loan payable	(40)	(31)
Purchase of treasury stock in connection with restricted stock vesting	(26)	(22)
Net cash used in financing activities	(66)	(53)
Effect of exchange rate changes on cash and cash equivalents	(65)	(36)
Net increase in cash and cash equivalents	1,141	50
Cash and cash equivalents at beginning of period	5,111	1,609
Cash and cash equivalents at end of period	$6,252	$1,659

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest expenses	$1	$1
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Note payable issued for insurance premium financing	$181	$-

Use of EBITDA as a Non-GAAP Measure

EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that EBITDA is useful in evaluating our core operating results. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity.

Reconciliation of EBITDA to Net Income (Loss)
(in $M)	Q120	Q220	Q320	Q420	Q121	FY 2019	FY 2020	YTD FY 2021
Net Income (Loss)	$(0.8)	$0.1	$(0.3)	$0.5	$1.0	$(3.3)	$(0.6)	$1.0
Excluding:
Interest and other income (expense), net	$0.0	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$0.2	$(0.0)	$(0.0)
Provision for income taxes	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Depreciation and amortization	$0.5	$0.4	$0.3	$0.4	$0.4	$1.4	$1.6	$0.4
EBITDA	$(0.3)	$0.5	$0.0	$0.8	$1.4	$(1.7)	$1.0	$1.4